Exhibit 107

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Type (1)	Fee Calculation or Carry Forward Rule		Amount to be Registered		Proposed Maximum Aggregate Offering Price per Security		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock	457	(c)	14,708,942	(1)	$5.34	(2)	$78,545,750.28	0.00014760	$11,593.35

	Total				14,708,942		N/A		$78,545,750.28		$11,593.35

1)	Consists of (i) 3,844,704 shares of common stock, (ii) 977,900 shares of common stock issuable upon exercise of pre-funded warrants, (iii) 4,822,604 shares of common stock issuable upon exercise of Tranche A warrants, and (iv) 4,822,604 shares of common stock issuable upon exercise of Tranche B warrants registered for sale by certain of the selling stockholders named in this registration statement. This registration statement also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.
2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the common stock as reported on the Nasdaq Capital Market on October 25, 2023.